                                                                                 Exhibit 99.1

                                                      Media Relations Department
                                                                  P.O.  Box 1734, Atlanta, Georgia 30301
                                                      Telephone (404) 676-2121

             FOR IMMEDIATE RELEASE                                              Contact:             Dana Bolden
                                                                                                                   (404) 676-2683

THE BOARD OF DIRECTORS OF THE COCA-COLA COMPANY
PROMOTES FOUR EXECUTIVES

ATLANTA, July 23, 2009 - The Board of Directors of The Coca-Cola Company elected Joseph Tripodi as executive vice president, Harry Anderson as senior vice president, Kathy Waller as controller and appointed Connie McDaniel as chief of Internal Audit.

Mr. Tripodi serves as the Company’s chief marketing and commercial officer. Prior to joining the Company in 2007, Mr. Tripodi was the senior vice president and chief marketing officer for Allstate Insurance Co. Previously, Mr. Tripodi was chief marketing officer for The Bank of New York. He served as chief marketing officer for Seagram Spirits & Wine Group from 1999 to 2002. From 1989 to 1998, he was the executive vice president for global marketing, products and services for MasterCard International. Mr. Tripodi has an undergraduate degree in economics from Harvard University and a master’s degree from The London School of Economics.

Mr. Anderson was named head of Global Business and Technology Services in June.  Prior to this role, he served as controller for the Company. Mr. Anderson joined the Company in 2001, and in 2003, he was named vice president and director of Supply Chain and Manufacturing Management. He served as chief financial officer of Coca-Cola North America from 2004-2007. Before joining the Company, he served in roles of increasing responsibility at Turner Broadcasting System, Inc., where he was executive vice president of Finance and Operations for Turner Entertainment Group. Prior to his roles at Turner Broadcasting, Mr. Anderson worked in Audit and Accounting Services at Price Waterhouse. He has a bachelor's degree in accounting from the University of Alabama.

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Before this role, Ms. Waller served as chief of internal audit. She is a Certified Public Accountant who joined the Company in 1987 as a senior accountant in the Accounting Research Department. Three years later, she became principal accountant for the Northeast Europe/Africa Group and, in 1991, she became marketing controller for the McDonald’s Group. Ms. Waller was then named financial services manager for the Africa Group and The Minute Maid Company in 1996. She served as the director of Financial Reporting from 1998 to 2004. Prior to joining the Company, Ms. Waller worked for the firm now known as Deloitte Touche Tohmatsu. She received her bachelor’s and master’s degrees from the University of Rochester in New York.

Ms. McDaniel, most recently head of Global Finance Transformation, has played an instrumental role in leading the finance transformation at the Company over the last two years. Previously, Ms. McDaniel served as controller, a role held from 1999 to 2007. Prior to that, she served in other critical leadership roles including division finance manager of Germany, division finance manager of the Southeast and West Asia Division, and director of Financial Reporting. Before joining the Company, Ms. McDaniel spent nine years at Ernst & Young. She has a bachelor's degree in accounting from Georgia State University and is a Certified Public Accountant.

Both Ms. Waller and Ms. McDaniel are vice presidents of the Company. Their new roles become effective August 1.

The Coca-Cola Company (NYSE: KO) is the world's largest beverage company, refreshing consumers with nearly 500 sparkling and still brands. Along with Coca-Cola, recognized as the world's most valuable brand, the Company's portfolio includes 12 other billion dollar brands, including Diet Coke, Fanta, Sprite, Coca-Cola Zero, vitaminwater, POWERADE, Minute Maid and Georgia Coffee. Globally, we are the No. 1 provider of sparkling beverages, juices and juice drinks and ready-to-drink teas and coffees. Through the world's largest beverage distribution system, consumers in more than 200 countries enjoy the Company's beverages at a rate of nearly 1.6 billion servings a day. With an enduring commitment to building sustainable communities, our Company is focused on initiatives that protect the environment, conserve resources and enhance the economic development of the communities where we operate. For more information about our Company, please visit our Web site at www.thecoca-colacompany.com.

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